FIRST AMENDMENT TO PHASE I OPTION AGREEMENT
                             (2101 Kennedy Option)


     THIS FIRST AMENDMENT TO PHASE I OPTION AGREEMENT is dated this 10th day of April, 1999, by and between Hillcrest Development ("Owner") and R & D Systems, Inc. ("Buyer").
                                 RECITALS:

     1. Owner and Buyer entered into a Phase I Option Agreement dated February 10, 1999 with respect to property commonly known as 2101 Kennedy and 659 Cleveland together with surface parking parcels (the "Option Agreement").

     2. The parties wish to amend the Option Agreement on the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

     1.  Paragraph 4(d) of the Option Agreement is restated to read as follows:

        (d) Owner will use its best efforts to see that all tenants of the Property who generate, store, or dispose hazardous materials do so in accordance with applicable law. Owner will not hereafter knowingly lease the Property to tenants who engage in the business of generation and/or storage of hazardous materials and will insert in all new leases hereinafter entered into a prohibition of such business of generation and/or storage of hazardous materials but the foregoing shall not be breached if any tenant, without Owner's consent or knowledge, engages in such activities. Owner will take appropriate action to terminate the rights of any tenant who violates such prohibition or who generates, stores or disposes of hazardous materials in violation of applicable law to the extent such leases permit such action.

     2. Paragraph 4 of the Option Agreement is amended to include the following subparagraph:

        (w) Seller will cause all underground storage tanks to be registered in accordance with Environmental Law.

     3. A new Section IX(y) to the Purchase Agreement attached as Exhibit B to the Option Agreement is hereby added as follows:

        (y) Seller will on or about April 1, 1999 institute and maintain an operations and maintenance program for asbestos containing building materials in compliance with all applicable laws.

     4. Section IX(u) to the Purchase Agreement attached as Exhibit B to the Option Agreement is hereby amended as follows:

        (u) Seller will use its best efforts to see that all tenants of the Property who generate, store, or dispose hazardous materials do so in accordance with applicable law. Seller will not hereafter knowingly lease the Property to tenants who engage in the business of generation and/or storage of hazardous materials and will insert in all new leases hereinafter entered into a prohibition of such business of generation and/or storage of hazardous materials but the foregoing shall not be breached if any tenant, without Seller's consent or knowledge, engages in such activities. Seller will take appropriate action to terminate the rights of any tenant who violates such prohibition or who generates, stores or disposes of hazardous materials in violation of applicable law to the extent such leases permit such action.

     5. Section X(b) to the Purchase Agreement attached as Exhibit B to the Option Agreement is hereby amended by including the following subparagraphs:

        (xi) Operations and Maintenance Plan for asbestos containing building materials present at the Property.

        (xii) Evidence that the underground storage tanks located on the Property have been registered in accordance with Environmental Law.

     6. Except as provided for above, all the terms and conditions of the Option Agreement shall remain in full force and effect.

OWNER:                                      BUYER:

Hillcrest Development                       R & D Systems, Inc.


By:  /s/ Scott Tankenoff                     By: /s/ Thomas E. Oland
     Its:  General Partner	                Its:  President